Exhibit 99.1

Skyward Specialty Welcomes Gena Ashe to Board of Directors

HOUSTON, TX. – August 15, 2023 –Skyward Specialty Insurance Group Inc.TM (NASDAQ: SKWD) ("Skyward Specialty" or "the Company"), a leader and innovator in the specialty property and casualty market, is pleased to announce the addition of Gena Ashe to its Board of Directors as an independent director effective August 14, 2023.

Ms. Ashe has more than 30 years of broad-based senior executive experience with public and private companies in various industries, including telecommunications, broadcasting, hospitality, big data, and logistics. She currently serves as the Chief Legal Officer and Corporate Secretary of Anterix Inc. (NASDAQ: ATEX), a wireless broadband infrastructure company and the country's largest holder of licensed spectrum in the 900 MHz band (896-90/935-940 MHz), a position she has held since 2019. Prior to joining Anterix, Ms. Ashe held several senior legal roles, including with Brightview Services LLC (now known as Brightview Holdings, Inc.), the nation's leading commercial landscape company Adtalem Global Education (NYSE:ATGE), Public Broadcasting Service ("PBS"), Darden Restaurants, Inc., AT&T Corp., and Lucent Technologies, Inc. Earlier in her career Ms. Ashe was an electrical engineer and scientist for IBM Corporation before joining IBM's legal team.

In addition to Skyward Specialty, Ms. Ashe has significant experience on both public and private company boards, including GXO Logistics (NYSE; GXO), where she is currently an independent director, XPO Logistics (NYSE: XPO), and Lyon, France-based XPO Logistics Europe S.A., where she served as vice chair of the board from 2017–2021. In the non-profit arena, Ms. Ashe currently serves on the Board of Directors of the Executive Leadership Council ("ELC"), and she recently completed a nine-year tour as a Trustee of Spelman College. Ms. Ashe earned a Juris Doctor degree from Georgetown University Law Center, a Master of Science in electrical engineering from Georgia Institute of Technology and a Bachelor of Science in mathematics with a physics minor from Spelman College.

"We are delighted to have Gena join Skyward Specialty's Board of Directors. Gena's experience guiding companies at all levels of development has been extraordinary. Her style and character, along with her experience and unique perspective makes her a terrific addition to our Board. I look forward to her contribution to Skyward Specialty as we enter the next chapter in our development," said Andrew Robinson, Skyward Specialty CEO.

About Skyward Specialty

Skyward Specialty (NASDAQ: SKWD) is a rapidly growing and innovative specialty insurance company, delivering commercial property and casualty products and solutions on a non-admitted and admitted basis. The Company operates through eight underwriting divisions -- Accident & Health, Captives, Global Property, Industry Solutions, Professional Lines, Programs, Surety and Transactional E&S.

Skyward Specialty's subsidiary insurance companies consist of Houston Specialty Insurance Company, Imperium Insurance Company, Great Midwest Insurance Company, and Oklahoma Specialty Insurance Company. These insurance companies are rated A- (Excellent) by A.M. Best Company. For more information about Skyward Specialty, its people, and its products, please visit skywardinsurance.com.

Media Contact

Haley Doughty
Skyward Specialty Insurance Group
713-935-4944
hdoughty@skywardinsurance.com